EXHIBIT 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement on Form S-1 of NHMD Holdings, Inc. (formerly Nate’s Food Co.), that was filed on or about May 6, 2022, of our Report of Independent Registered Public Accounting Firm, dated July 27, 2021, on the balance sheets of NHMD Holdings, Inc. (formerly Nate’s Food Co.), as of May 31, 2021 and 2020, and the related statements of operations, changes in stockholders' deficit and cash flows for the years then ended, which appear in such Registration Statement.

We also consent to the references to us under the heading “Interest of Named Experts and Counsel” in such Registration Statement.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

May 12, 2022